Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners

Penn Virginia Resource Partners, L.P.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-74212 and 333-156732) and on Form S-3 (Nos. 333-106195 and 333-106239) of Penn Virginia Resource Partners, L.P. (the Partnership) of our reports dated February 27, 2009, with respect to the consolidated balance sheets of the Partnership as of December 31, 2008 and 2007, and the related consolidated statements of income, partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of the Partnership.

/s/ KPMG, LLP

Houston, Texas

February 27, 2009